Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is effective as of June 30, 2013 (the “Effective Date”) by and between The Finish Line, Inc. (the “Company”) and Steven J. Schneider (“Executive”).

WHEREAS, Executive is currently employed by the Company as its President and C.O.O. and is a party to that certain Amended and Restated Employment Agreement between the Company and Executive dated December 31, 2008 as amended by Amendment Number One to Amended and Restated Employment Agreement dated February 25, 2010 and Amendment Number Two to Amended and Restated Employment Agreement dated February 28, 2011 (as amended, the “Employment Agreement”);

WHEREAS, Executive has expressed his desire to reduce his authority and responsibilities and then to retire from the Company;

WHEREAS, the Company desires to have Executive continue to work for the Company in a senior management role until his retirement; and

WHEREAS, Executive and the Company have agreed to enter into this Agreement to, among other things, terminate the Employment Agreement and provide for the terms and conditions of Executive’s continued employment until his retirement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1. Termination of Employment Agreement. Executive and the Company agree that the Employment Agreement is hereby terminated and of no further force and effect.

2. Continued Employment Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the conditions hereinafter set forth. Subject to this Agreement, Executive shall be employed by the Company until April 5, 2015 on the terms and subject to the conditions set forth in this Agreement. Except as provided in Section 8(c), on the date of termination of employment, this Agreement shall terminate and expire and be of no further force and effect; provided, however, the provisions of Sections 9 through 13 shall survive any termination or expiration of this Agreement.

3. Position. While employed by the Company hereunder, Executive shall serve as the Company’s Executive Vice President of Strategic Initiatives. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Company’s Chief Executive Officer (the “CEO”), and shall report to the CEO. While employed by the Company hereunder, Executive will devote his full business time and best efforts to the performance of Executive’s assigned duties and responsibilities and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services to the Company either directly or indirectly, without the prior written consent of the CEO.

4. Base Salary. As compensation for services rendered to the Company, the Company shall pay Executive a base salary at the annual rate of $300,000.00. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the CEO. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

5. Bonus. Executive shall also be eligible to participate in such annual and long-term incentive bonus compensation programs or arrangements established from time to time for Executive by the CEO or the board of directors of the Company (the “Board”). Executive and the Company agree that the Executive’s participation in the following annual and long term bonus programs shall be based on, and when applicable prorated and adjusted based on, time employed, and salary paid during such time employed, as President and C.O.O. (through June 30, 2013) and as Executive Vice President (beginning July 1, 2013), as determined by the Board: (a) the Executive Officer Bonus Plan for fiscal year 2014 (“FY 2014 EOBP”), (b) the Executive Officer Bonus Plan, if any, for fiscal year 2015 (the “FY 2015 EOBP”), (c) the Executive Officer Long Term Incentive Bonus plan for fiscal years 2012, 2013 and 2014 (the “FY 2012 LTIB”), (d) the Executive Officer Long Term Incentive Bonus plan for fiscal years 2013, 2014 and 2015 (the “FY 2013 LTIB”), (e) the Executive Officer Long Term Incentive Bonus plan, if any, for fiscal years 2014, 2015 and 2016 (the “FY 2014 LTIB”), and (f) the Executive Officer Long Term Incentive Bonus plan, if any, for fiscal years 2015, 2016 and 2017 (the “FY 2015 LTIB”).

6. Equity Awards. Except as otherwise provide herein, Executive and the Company agree that all of Executive’s stock options, restricted stock and other equity based awards which are not vested as of the Effective Date shall continue to be subject to the same vesting requirements as currently in effect. All future awards of stock options, restricted stock and other equity based awards, if any, shall be granted by the Board based on Executive’s position as Executive Vice President and will be consistent with the grant of awards to other peer executives of the Company, except that any restricted stock grants made in FY 2015 will be time-based awards and shall comprise 20% of Executive’s equity grants (the balance would be comprised of stock options).

7. Executive Benefits and Business Expenses. While employed by the Company hereunder, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other peer executives of the Company; provided, however, that within fourteen (14) days of the Effective Date of this Agreement (as defined herein), Executive shall be paid an amount equivalent to the difference between all accrued and unused vacation time as of June 30, 2013, computed at the rate of the salary paid him during such time employed as President and C.O.O. (through June 30, 2013) and the Base Salary as of July 1, 2013. While employed by the Company hereunder, reasonable business expenses (including travel expenses) incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8. Termination. Executive’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that Executive will be required to give the Company advance written notice of any resignation of Executive’s employment (as set forth in this Section 8). Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Executive Resignation without Good Reason.

(i) Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time upon delivery of advance written notice to Executive and, if in the reasonable determination of the Company the acts or omissions of Executive providing the basis for termination for Cause as set forth in Section 8(a)(ii) are curable, after Executive’s failure to cure during a period of 35 days following the date of the delivery of such written notice. Any determination of a Cause by the Company pursuant to the items contained in Sections 8(a)(ii)(A), (B) and (D) may only be made by a majority of the Board. Executive’s employment hereunder shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by Executive to perform his material duties with respect to the Company or its affiliates for a period of more than 30 days; (B) the willful or intentional engaging by Executive in conduct within the scope of his employment that causes material and demonstrable injury, monetarily or otherwise, to the Company including, without limitation, embezzlement or theft; (C) Executive’s conviction for, or a plea of nolo contendre to, the commission of a felony involving moral turpitude; or (D) a material breach of Executive’s covenants set forth in Section 9 and 10 of this Agreement that causes a material and demonstrable injury, monetarily or otherwise, to the Company.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason (except under the circumstances described in Section 8(e) or as provided in Section 8(d)(iii)), Executive shall be entitled to receive:

(A) the Base Salary through the date of termination (including payment for any accrued but unused vacation time);

(B) any earned but unpaid portion of Executive’s annual performance bonus (if any) for the year preceding the year in which such termination occurs;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company according to their terms (the amounts described in clauses (A) through (D) hereof, reduced by any amounts owed by Executive to the Company, being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation without Good Reason by Executive, except as set forth in Section 8(a)(iii), Section 8(d), or in Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

(i) Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive has (in the good faith judgment of the Board) a Disability (as hereinafter defined). “Disability” means that Executive is either (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. For purposes of this Agreement, Executive shall be deemed to have a Disability if determined to be totally disabled by the Social Security Administration. Executive shall also be deemed to have a Disability if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights and (B) if Executive was eligible to receive one or more cash bonuses for the fiscal year during which Executive’s employment is terminated as a result of death or Disability, an amount equal to a pro-rated portion (based on the number of days in the year of termination during which Executive was employed) of the annual cash bonus and any other cash bonus Executive would have received for the year of termination had he remained employed through the entire year (based on the Company’s actual performance for the year of termination), payable when bonuses are generally paid to the Company’s executives for the year of termination but no later than two and one half months after the end of the year in which the cash bonus was earned.

Following Executive’s termination of employment due to death or Disability, except as set forth in Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause, Resignation of Executive with Good Reason, or Retirement.

(i) Executive’s employment hereunder may be terminated by the Company at any time prior to April 5, 2015 without Cause (other than by reason of death or Disability) or by Executive at any time prior to April 5, 2015 for Good Reason (as defined below), and if not terminated prior to April 5, 2015 Executive’s employment shall terminate on April 5, 2015. The date of any such termination pursuant to this Section 8(c)(i) is the “Retirement Date.”

(ii) For purposes of this Agreement, “Good Reason” shall mean if, other than for Cause, any of the following has occurred: (A) any reduction in the Base Salary or Executive’s annual bonus opportunity (except for across the board reductions for all similarly situated executives of the Company); (B) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from its location as of the Effective Date; (C) a material breach by the Company of this Agreement; or (D) if such termination of employment occurs within 30 days prior to or 2 years following a Change in Control (as defined in Section 8(d)), any of (1) a substantial reduction in Executive’s authority, duties or responsibilities, or (2) the assignment of any duties or responsibilities inconsistent with Executive’s position with the Company; provided, however, that, in each case, Good Reason shall cease to exist for an event to the extent that (x) Executive shall have consented, in advance, to such event, (y) 90 days shall elapsed following the initial existence of such event without the Company receiving notice of Good Reason for such event, or (z) Executive has provided the Company with a notice specifying the event within 90 days of the initial existence of such event and the Company has failed to remedy the event within 30 days after receipt of such notice from Executive.

(iii) If Executive’s employment is terminated pursuant to this Section 8(c)(i), Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) if Executive signs the attached Release Agreement and the Release Agreement becomes non-revocable, both within sixty (60) days after the Retirement Date, then the Company shall provide Executive with the following, all in consideration of the terms, and conditions and releases contained in this Agreement and the Release Agreement:

(1) a lump sum cash payment equal to the Company’s share of COBRA health insurance premium(s) for the month(s) remaining, if any, between the actual date of termination and April 5, 2015;

(2) all unvested non-qualified stock options shall vest sixty (60) days following the Retirement Date and the expiration dates of the options shall be as set forth in the award agreements;

(3) all unvested time based restricted stock shall vest sixty (60) days following the Retirement Date;

(4) for unvested performance-based restricted stock granted in FY 2012, FY 2013 and FY 2014, such shares shall vest, if at all, based on the following formula: (y) actual performance as if Executive was employed by the Company during the entire performance period related to such performance based restricted stock, multiplied by (z) a fraction, the numerator of which is the number of days during the performance period that Executive was employed by the Company and the denominator of which is the numerator of days in the entire performance period, with vesting occurring on the date of vesting as provided in the award agreement relating to such performance based restricted stock;

(5) if Executive is a participant in the FY 2014 EOBP, then notwithstanding anything to the contrary contained in the FY 2014 EOBP, the Company agrees to pay Executive a retirement payment equal to the product of (y) the bonus percentage of Base Salary (prorated based upon positions held by Executive) that would have been earned under the FY 2014 EOBP based on performance as if Executive was employed by the Company during the entire performance period set forth in the FY 2014 EOBP, multiplied by (z) the Base Salary actually paid to Executive during fiscal year 2014, payable on the date the payments under the FY 2014 EOBP are made to other participants generally;

(6) if Executive is a participant in the FY 2015 EOBP, then notwithstanding anything to the contrary contained in the FY 2015 EOBP, the Company agrees to pay Executive a retirement payment equal to the product of (y) the bonus percentage of Base Salary (prorated based upon positions held by Executive) that would have been earned under the FY 2015 EOBP based on performance as if Executive was employed by the Company during the entire performance period set forth in the FY 2015 EOBP, multiplied by (z) the Base Salary actually paid to Executive during fiscal year 2015 through the Retirement Date, payable on the date the payments under the FY 2015 EOBP are made to other participants generally;

(7) if Executive is a participant in the FY 2013 LTIB, the FY 2014 LTIB and/or the FY 2015 LTIB, the Company agrees to pay Executive a retirement payment equal to the product of (y) the bonus that could have been earned under each LTIB based on performance as if Executive was employed by the Company (prorated based upon positions held by Executive) during the entire performance period set forth in the LTIB, multiplied by (z) a fraction, the numerator of which is the number of days during the performance period of the LTIB that Executive was employed by the Company and the denominator of which is the number of days in the entire performance period of the LTIB, payable on the date the payments under the LTIB are made to other participants generally.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c)(iii) or Section 8(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Change in Control.

(i) For purposes of this Agreement, “Change in Control” shall mean the consummation of one or more of the following:

(A) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(B) any person or group, other than Alan Cohen, David Klapper or Larry Sablosky (each a “Founder”) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(C) a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of the common stock of the Company immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(D) during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board (whether through the filling of a vacancy or otherwise) or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

(ii) In the event of a Change in Control (determined without regard to subclause (A) of the definition set forth in Section 8(d)(i)), notwithstanding any provision in any equity compensation plan maintained by the Company or any award agreement between the Company and Executive, all stock options and awards of restricted stock granted to Executive, which are outstanding and have not otherwise vested shall be deemed vested immediately prior to the consummation of the Change in Control (determined without regard to subclause (A) of the definition set forth in Section 8(d)(i)). For purposes of this Section 8(d)(ii), the terms “stock option” and “restricted stock” should be read to include all other similar equity instruments.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, during the period that begins 30 days prior to a Change in Control (as defined above) and ends 2 years following a Change in Control, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to (I) Executive’s continued compliance with the provisions of Sections 9 and 10 hereof and (II) Executive’s execution and non-revocation of a general release of employment related claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company:

(1) a lump sum cash payment equal to 2.5 times the sum of (i) the Base Salary, plus (ii) Executive’s target annual bonus for Termination Year, plus (iii) the value of any other bonus the executive could have earned during the year of termination pursuant to the Company’s then existing bonus programs, payable, subject to Section 8(g), within 30 days following the Termination Date; provided, however, that if such Change of Control occurs on or before December 31, 2013, Base Salary as used in this Section 8(d)(iii)(B)(1) shall mean such salary as paid to Executive during such time employed as President and C.O.O. (through June 30, 2013); and

(2) continued provision of group health benefits to Executive and his dependents for two years following the Termination Date in accordance with the terms thereof and with the same cost as if Executive remained employed during such period.

(e) By Executive without Good Reason Following a Change in Control. If Executive resigns without Good Reason during the 30-day period that begins on the first anniversary of a Change in Control, Executive shall be entitled to receive:

(i) the Accrued Rights; and

(ii) subject to (I) Executive’s continued compliance with the provisions of Sections 9 and 10 hereof and (II) Executive’s execution and non-revocation of a general release in favor of the Company and its affiliates in a form reasonably acceptable to the Company, a lump sum cash payment equal to the Base Salary, payable, subject to Section 8(g), within 30 days following the Termination Date.

(f) Parachute Taxes.

(i) If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any person affiliated with the Company) (“Covered Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), then, except as set forth in Section 8(f)(ii), the Company shall pay to Executive an amount in addition to the Covered Payments (“Gross-Up

Payment”) as calculated below. The Gross-Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income and employment tax and Excise Tax on the Gross-Up Payment, but before deduction for any federal, state or local income and employment tax on the Covered Payments, the net amount retained by Executive shall be equal to the Covered Payments.

(ii) Notwithstanding anything in this Agreement to the contrary, if the Covered Payments do not exceed 110% of Safe Harbor Amount (as defined below), then the portion of the Covered Payments that would be treated as “parachute payments” under Section 280G of the Code (“Covered Parachute Payments”) shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax. In the event that it is determined that the amount of any Covered Payments will be reduced in accordance with this Section 8(f), Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided, that Executive may not so elect to the extent that, in the determination of counsel to the Company, such election would cause Executive to be subject to the Excise Tax.

(iii) The determination of (A) whether an event described in Section 280G(b)(2)(A)(i) of the Code has occurred, (B) the amount of any Gross-Up Payment, (C) the value of any Covered Parachute Payments and the Safe Harbor Amount, (D) whether any reduction in the Covered Payments is required under Section 8(f)(ii), and (E) the amount of any such reduction, shall be made initially by an independent accounting firm selected by the Board as constituted prior to any Change in Control (the “Accountants”). For purposes of making the calculations required by this Section 8(f), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8(f). The Company shall bear and be solely responsible for all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8(f).

(iv) Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by Executive to give such notice promptly shall not result in a waiver or forfeiture of any of Executive’s rights under this Section 8(f), except to the extent of actual damage suffered by the Company as a result of such failure. If the Company notifies Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to pay any resulting Gross-Up Payment), Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(E) Notwithstanding anything herein to the contrary, any payment required under this Section 8(f) shall be made by the end of Executive’s taxable year next following the Company’s taxable year in which Executive remits the payment. In addition, any right to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, shall be made by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. This Section 8(f)(v) shall be interpreted consistent with Treas. Reg. §409A-3(i)(l)(v).

(g) Effect of Section 409A of the Code.

(i) For purposes of this Agreement, to the extent a payment is deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), a termination of employment shall mean a separation from service as defined in The Finish Line, Inc. Non-Qualified Deferred Compensation Plan (Amended and Restated Effective January 1, 2012), as amended.

(ii) Notwithstanding anything to the contrary in this Agreement, if the Company determines (A) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Section 409A) of the Company and (B) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (1) such payments shall be delayed until the date that is six months after date of Executive’s “separation from service” with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (2) such payments shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

(iii) With respect to any provision that provides for reimbursement of costs or expenses or in kind benefits, such provision shall be interpreted in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). With respect to any provision that provides for reimbursement of medical expenses, such provision shall be interpreted in accordance with Treas. Reg. § 1.409A-1(b)(9)(v)(A).

(iv) Although the Company will use its reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.

(v) To the extent there is a Section 409A issue that can be resolved through participation in a voluntary corrections program maintained by the Internal Revenue Service, the Company will reasonably cooperate with Executive to comply with the requirements of such program, provided Executive gives timely notice to the Company if Executive receives any communications from the Internal Revenue Service or otherwise indicating that a Section 409A issue has arisen and Executive pays all fees, expenses and penalties associated therewith.

(h) Notice of Termination. Any termination of employment by the Company for Cause under Section 8(a) or by Executive for resignation for Good Reason, shall be communicated by written Notice of Termination (as hereinafter defined) in accordance with Section 13(h) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, to the extent applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(i) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees that Executive shall automatically be deemed to have resigned, as of the date of such termination, from the Board (and any committees thereof) and the board of directors or similar governing body (and any committees thereof) of any of the Company’s affiliates, and any position in which Executive is acting on behalf of or as a representative of the Company (such as a trustee or administrative committee member with respect to a tax-qualified retirement plan).

9. Non-Competition; Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During the Restricted Period (as defined below), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(A) engage, in a competitive capacity, in any business that competes with the Company’s business in the athletic specialty and/or sporting goods retail industry (a “Competitive Business”) in the United States;

(B) in a competitive capacity, enter the employ of, or render any services to, or enter into any contractual agreement or relationship with any Person (or any division or controlled or controlling affiliate of any Person) that engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant or transfer any business to, or in any other way facilitate any other Person’s ability to engage in a Competitive Business; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and its customers, suppliers, partners, investors or vendors.

(ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling Person of, or a member of a group that controls, such Person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii) During the Restricted Period, Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the

Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) For purposes of this Agreement, “Restricted Period” shall mean the period commencing on the Effective Date and ending 12 months following the termination date of Executive’s employment with the Company for any reason or no reason.

10. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (A) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company); or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (C) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive shall not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 9 and 10 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (N) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

12. Release.

(a) Throughout this Section 12 of this Agreement, the term “the Company” shall encompass the following: (i) the Company, as well as any division thereof, parent, subsidiary, affiliated entity, or related entity; and (ii) any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Section 12(a)(i).

(b) In consideration for the this Agreement, Executive (for Executive and Executive’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with Executive’s employment with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (i) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; (ii) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (iii) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (iv) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (v) the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; (vi) Executive Retirement Security Act, 29 U.S.C. § 1001, et seq.; (vii) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (viii) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (ix) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (x) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; (xi) the Indiana Wage Payment Statute, Ind. Code § 22-2-4-1, et seq.; and any Indiana wage law; (xii) any existing or potential entitlement under any the Company program or plan, including wages or other paid leave; (xiii) any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); (xiv) claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (xv) the Indiana Constitution; and/or (xvi) the United States Constitution.

(c) Executive understands and agrees that Executive is releasing the Company from any and all claims by which Executive is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which — by express or unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Executive signs this Agreement. Nor shall this Agreement preclude Executive from challenging the validity of this Agreement under the ADEA.

(d) Executive states under penalties of perjury that - at the time Executive executes this Agreement - Executive is not aware of any facts or incidents of wrongdoing, liability, or discrimination by the Company from the beginning of time up to the date Executive signs the Agreement. The parties further understand that this Agreement creates no precedent for the Company in dealing with any future retirement.

(e) Except for those claims, causes of action or rights explicitly excluded from release in Section 12(b) above, Executive agrees that Executive will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment, or the compensation or benefits payable in connection with employment or termination of employment. Should Executive violate any aspect of this Section 12(e), Executive agrees: (i) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (ii) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Executive that breaches this Agreement, including, without limitation, reasonable attorneys’ fees; and (iii) to pay all costs and expenses incurred by the Company in seeking enforcement of this Agreement, including reasonable attorneys’ fees.

(f) Knowledge and Understanding. Executive acknowledges that, in accordance with the ADEA, Executive:

(i) has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;

(ii) has been given a period of twenty-one (21) days within which to consider this Agreement, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Agreement;

(iii) has availed Executive of all opportunities Executive deems necessary to make a voluntary, knowing, and fully informed decision; and

(iv) is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

13. Miscellaneous.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws principles thereof. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in the Southern District of Indiana, or, if not maintainable therein, then in an appropriate Indiana state court in Marion County, Indiana. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. Executive acknowledges and agrees that notwithstanding anything to the contrary contained in The Finish Line, Inc. Change in Control Severance Plan for Senior Management (the “Change in Control Plan”), Executive shall not be a participant in, and shall not be entitled to any benefits or payments pursuant to, the Change in Control Plan. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company to a Person that is an affiliate or a successor in interest to any portion of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under Section 7 of this Agreement.

(g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

The Finish Line, Inc.

3308 N. Mitthoefer Road

Indianapolis, Indiana 46235

Attention: Chairperson of the Compensation Committee

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(i) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates including, without limitation, the Employment Agreement.

(j) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding), which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(k) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(m) Effective Date. This Agreement may only be accepted during the twenty-one (21) day period after Executive receives this Agreement. In the event Executive executes this Agreement within the twenty-one (21) days following his receipt of this Agreement, Executive shall have an additional period of seven (7) days to revoke this Agreement. Any revocation shall be in writing and delivered via facsimile (facsimile number (317)613-6717 to the attention of General Counsel. This Agreement shall not become effective, therefore, and none of the payments set forth in this Agreement shall become due until Executive has executed the Agreement and the seven-day revocation period has expired without revocation being exercised.

(n) Use of “Retire” or “Retirement.” The use of the words “retire” or “Retirement” in this Agreement is for convenience sake only. Executive acknowledges that he is not yet eligible for Normal Retirement nor shall this Agreement be construed as Alternative Retirement under any Company policy, procedure, or practice.

(o)	Section 409A Compliance.

(i) Construction. It is intended that the Agreement (including all amendments thereto) comply with the provisions of Section 409A, so as to prevent the inclusion in gross income of any benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to Executive. It is intended that the Agreement shall be administered in a manner that will comply with Section 409A. Those provisions of this Agreement establishing and explaining Executive’s rights to nonqualified deferred compensation, as well as all other nonqualified deferred compensation plans in which Executive participates, shall be interpreted, construed, and applied in a manner consistent with the requirements for nonqualified deferred compensation plans established by Section 409A. Any provisions of the Agreement that would otherwise cause the Agreement to fail to satisfy Section 409A shall have no force and effect unless and until amended to comply with Section 409A (which amendment shall be retroactive to the extent permitted by Section 409A). To the extent that there is any conflict between a provision of this Agreement and Section 409A, the applicable provision of Section 409A will control.

(ii) Non-Acceleration. Notwithstanding any other provision in this Agreement, no party, either individually or jointly, may accelerate the payment (in time or schedule) of any amount deferred by this Agreement, unless such acceleration is permitted by Section 409A.

(iii) Amendment and Termination. The Agreement shall not be amended, modified, or terminated in a manner that would cause Executive’s compensation to be subject to early inclusion in income as provided in Section 409A.

(iv) Executive Responsible. Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that Executive is solely responsible for compliance with Section 409A and that the Company shall have no liability or obligation to Executive related to Section 409A including, without limitation, to the extent entering into this Agreement causes a violation of any of the foregoing, unless the liability or obligation arises from the unilateral actions of the Company following the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Retirement Agreement as of the day and year first above written.

BY SIGNING THIS RETIREMENT AGREEMENT (WHICH INCLUDES A RELEASE), I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THIS AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:

The Finish Line, Inc.

/s/ STEVEN J. SCHNEIDER	By:
Steven J. Schneider	Printed:
Its:

Dated: June 26, 2013	Dated:

REAFFIRMATION AGREEMENT, GENERAL RELEASE

AND COVENANT NOT TO SUE

Steven J. Schneider (“Executive”), hereby reaffirms the terms of the Retirement Agreement entered into between The Finish Line, Inc. (the “Company”) and Executive dated June __, 2013 (the “Prior Agreement”) which is incorporated by reference into this subsequent Reaffirmation Agreement, General Release and Covenant Not To Sue (this “Reaffirmation Agreement”). It is the intent of the parties that this Reaffirmation Agreement shall cover the entire period of Executive’s relationship with Company.

1. Incorporation of Terms of Prior Agreement. Previously, the parties have entered into the Prior Agreement. The parties specifically incorporate by reference Sections 9 through 13 of the Prior Agreement.

2. Definition. Throughout this Reaffirmation Agreement, the term “the Company,” when capitalized and used alone, shall have the meaning set forth in Section 12(a)(i) of the Prior Agreement.

3. Employment. Executive’s last day of employment with Company is             , 201            (the “Retirement Date”).

4. Severance and Other Consideration.

(a) In consideration for the promises contained in this Reaffirmation Agreement, the Company, in consideration for the promises contained herein, agrees to provide the severance set forth in Section 8(c)(ii)(B) of the Prior Agreement.

(b) It is the intent of the parties that this Reaffirmation Agreement shall cover the entire period of Executive’s employment with the Company. Therefore, Executive may only execute this Reaffirmation Agreement on the Retirement Date, and the Company’s obligation to provide the payment and benefits as referenced in this Section 4 will not be due and owing to Executive until after the Effective Date of this Reaffirmation Agreement, which affirms the parties’ intent that the release and waiver cover the entire employment period.

(c) In paying the amount specified in this Paragraph 4, the Company makes no representation as to the tax consequences or liability arising from said payment including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended. Moreover, the parties understand and agree that any tax consequences and/or liability arising from the payment to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive will pay any and all income tax which may be determined to be due in connection with the payment described in this Paragraph 4. To the extent there is a Section 409A issue that can be resolved through participation in a voluntary corrections program maintained by the Internal Revenue Service, the Company will reasonably cooperate with Executive to comply with the requirements of such program, provided Executive gives timely notice to the Company if Executive receives any communications from the Internal Revenue Service or otherwise indicating that a Section 409A issue has arisen and Executive pays all fees, expenses and penalties associated therewith.

(d) The payments and obligations assumed by the Company in this Paragraph 4 reflect consideration provided to Executive over and above anything of value to which Executive already is entitled, and will be subject to all applicable taxes, withholdings, and deductions. The Company may deduct from any payment to Executive any applicable withholding. Executive acknowledges and agrees that no other sums or amounts are or will be due or owing to him and expressly waives any rights or claims to additional sums, amounts, privileges, or benefits not expressly provided for in this Paragraph 4, whether written, oral, express or implied.

(e) Executive acknowledges and agrees that the consideration and sums included in this Section 4 are the maximum sums ever to be due Executive from the Company, and Executive hereby relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Executive and the Company, whether written, oral, express or implied.

5. General Release and Waiver.

(a) In consideration for the this Reaffirmation Agreement, Executive (for Executive and Executive’s agents, assigns, heirs, executors, and administrators) hereby releases and discharges the Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Executive executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with Executive’s employment with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (a) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; (b) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (c) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (d) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (e) the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; (f) Executive Retirement Security Act, 29 U.S.C. § 1001, et seq.; (g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (h) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (i) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (j) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; (k) the Indiana Wage Payment Statute, Ind. Code § 22-2-4-1, et seq.; and any Indiana wage law; (l) any existing or potential entitlement under any the Company program or plan, including wages or other paid leave; (m) any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); (n) claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (o) the Indiana Constitution; and/or (p) the United States Constitution.

(b) Executive understands and agrees that Executive is releasing the Company from any and all claims by which Executive is giving up the opportunity to recover any compensation,

damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf. Notwithstanding the foregoing, this Reaffirmation Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Reaffirmation Agreement operate to waive or bar any claim or right which — by express or unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Reaffirmation Agreement shall not operate to waive rights, causes of action or claims under the ADEA if those rights, causes of action or claims arise after the date Executive signs this Reaffirmation Agreement. Nor shall this Reaffirmation Agreement preclude Executive from challenging the validity of this Reaffirmation Agreement under the ADEA.

(c) This Reaffirmation Agreement is entered into to provide Executive with a severance package and to terminate the parties’ relationship on an amicable basis and shall not be construed as an admission of liability by either party. Accordingly, Executive states under penalties of perjury that - at the time Executive executes this Reaffirmation Agreement - Executive is not aware of any facts or incidents of wrongdoing, liability, or discrimination by the Company from the beginning of time up to the date Executive signs this Reaffirmation Agreement. The parties further understand that the retirement package creates no precedent for the Company in dealing with any future separations.

(d) Except for those claims, causes of action or rights explicitly excluded from release in Section 5(b) above, Executive agrees that Executive will never file or accept anything of value from a lawsuit concerning any claim, issue, or matter relating to or arising out of employment with the Company, the cessation of employment, or the compensation or benefits payable in connection with employment or termination of employment. Should Executive violate any aspect of this Section 5(a), Executive agrees: (i) that the lawsuit is null and void, and must be summarily withdrawn and/or dismissed; (ii) to pay all costs, expenses, and damages incurred by the Company in responding to or as a result of any lawsuit brought by Executive that breaches this Reaffirmation Agreement, including, without limitation, reasonable attorneys’ fees; (iii) to pay all costs and expenses incurred by the Company in seeking enforcement of this Reaffirmation Agreement, including reasonable attorneys’ fees; and (iv) to return the amount paid pursuant to Section 4 – save $500 – within fourteen (14) days of written demand by the Company. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of this Reaffirmation Agreement shall remain in full force and effect.

(e) Knowledge and Understanding. Executive acknowledges that, in accordance with the ADEA, Executive:

(i) has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;

(ii) has been given a period of twenty-one (21) days within which to consider this Reaffirmation Agreement, which allows Executive to make a knowing, voluntary, and fully informed choice about whether to sign this Reaffirmation Agreement;

(iii) has availed Executive of all opportunities Executive deems necessary to make a voluntary, knowing, and fully informed decision; and

(iv) is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Reaffirmation Agreement before signing.

6. Effective Date. This Reaffirmation Agreement will be executed by Executive no earlier than the Retirement Date and no later than twenty-one (21) days after the Retirement Date. Executive agrees that he was provided this Reaffirmation Agreement on the Retirement Date. If Executive consents to and signs this Reaffirmation Agreement, Executive shall have an additional seven (7) days after signing the Reaffirmation Agreement to revoke it, with any revocation needing to be mailed and faxed to the attention of General Counsel at Finish Line, Inc., 3308 N. Mitthoefer Road, Indianapolis, Indiana 46235; fax: (317)613-6717. This Reaffirmation Agreement shall not become effective, therefore, and none of the benefits set forth in this Reaffirmation Agreement shall become effective until the 8th day after Executive executes this Reaffirmation Agreement without revocation being exercised, and the Company signs the Agreement (the “Effective Date”).

7. Application. This Reaffirmation Agreement shall apply to Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors.

8. Complete Agreement. This Reaffirmation Agreement sets forth the complete agreement between the parties relating to any and all payments or obligations owed or potentially owed to Executive by Company and to the other subjects identified herein. Executive acknowledges and agrees that, in executing this Reaffirmation Agreement, he does not rely and has not relied upon any representations or statements not set forth herein made by Company with regard to the subject matter, basis, or effect of this Reaffirmation Agreement, the benefits to which Executive is or may be entitled, or any other matter. Notwithstanding the foregoing, nothing in this Reaffirmation Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to Company by virtue of any separate agreement or obligation, including without limitation, the Prior Agreement.

BY SIGNING THIS REAFFIRMATION AGREEMENT, EMPLOYEE STATES THAT: I HAVE READ IT; I WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY BEFORE SIGNING IT; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:

The Finish Line, Inc.

By:
Steven J. Schneider	Printed:
Its:

Dated:	Dated: